Exhibit 8.1
LIST OF SUBSIDIARIES

		Percentage of
		Equity Interest
		Held by	Held by	Principal
Name of company	Place of incorporation	the Company	Subsidiaries	Activities
Master Replicas, Inc.	California, United States of America	100%		Design, marketing and distribution of movie and television prop replicas.
Master Replicas Hong Kong	Hong Kong		100%	Product Sourcing
Popco Distribution Limited	United Kingdom	100%		Distribution of gifts and collectibles
Wealthy Holdings Limited	The British Virgin Islands	100%	—	Inactive
Luen Tat Mould Manufacturing Limited	The British Virgin Islands	100%	—	Inactive
Luen Tat Mould Design Company Limited	The British Virgin Islands	—	100%	Inactive
Onchart Industrial Limited	The British Virgin Islands	100%	—	Inactive
Popco Entertainment Holdings LTD	United Kingdom	100%	—	Investment holding
Popco Entertainment (UK) LTD	United Kingdom	—	100%	Design, marketing and distribution of die-cast collectibles
PopCo Entertainment (USA) Inc.	Delaware, United States of America	—	100%	Design, marketing and distribution of die-cast collectibles
Icon Collectibles Limited	United Kingdom	—	100%	Inactive
Lledo Collectibles Limited	United Kingdom	—	100%	Inactive
Bassett Lowke Limited	United Kingdom	—	100%	Inactive

		Percentage of
		Equity Interest
		Held by	Held by	Principal
Name of company	Place of incorporation	the Company	Subsidiaries	Activities
Corgi Sales Limited	United Kingdom	—	100%	Inactive
Corgi Toys Limited	United Kingdom	—	100%	Inactive
Blow-ko Limited	United Kingdom	—	100%	Inactive
Bassett Lowke (Railways) Limited	United Kingdom	—	100%	Inactive
Corgi Collectors Limited	United Kingdom	—	100%	Inactive